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                                                                     EXHIBIT 4.7
Unofficial English Translation of:


                        --------------------------------

                                 OPTION CONTRACT

                        --------------------------------

                                  concluded on

                            ___________________ 2002


                                     between


                                     E.ON AG

                          DEUTSCHE BANK LUXEMBOURG S.A.

                                       and

                       MORGAN STANLEY SENIOR FUNDING, INC.



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Option Contract between

1. E.ON AG, having its registered office in Dusseldorf, Germany, and being registered under Registration No. HRB 22315 in the Commercial Register of the District Court (Amtsgericht), Dusseldorf, Germany,

                                        - hereinafter referred as the "E.ON" -

2.     DEUTSCHE BANK LUXEMBOURG S.A.,

     - hereinafter also referred to as the "SECURITIES MANAGER" or the "AGENT" -

and

3.     MORGAN STANLEY SENIOR FUNDING, INC.,



the parties named in paragraphs 2 and 3 above, and the financial service providers who, subsequent to the conclusion of the Loan Agreement and this Option Contract, will join said Loan Agreement and Option Contract by concluding a Transfer and Assumption Agreement as per Schedule 9 of the Loan Agreement, hereinafter referred to collectively as the "BANKS" -






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A.       RAG Projektgesellschaft mbH, registered in the Commercial Register in
         Essen, Germany, under Registration No. HRB 16415 (hereinafter referred to as the "OFFERER") intends to acquire 50.1% of the shares in Degussa AG, registered in the Commercial Register in Dusseldorf, Germany, under Registration No. HRB 39635 (hereinafter referred to as "DEGUSSA"). The share acquisition will take place in two phases. In the initial phase, the Offerer will present a public tender to Degussa's shareholders (which include E.ON) in accordance with Section 29 of the German Securities Acquisition and Takeover Act (WpUG). E.ON undertakes to accept the tender offer, but only to the extent necessary (i) to top up the Degussa shares acquired from free-float shareholders and thereby ensure that the tender offer gives the Offerer a controlling interest in Degussa within the meaning of Section 29(2) of the German Securities Acquisition and Takeover Act (at least 30% of the voting rights) and
         (ii) to ensure that E.ON and the Offerer have equal stakes in Degussa. Once the tender offer has been completed, E.ON and the Offerer will, if necessary, adjust their respective holdings in Degussa to ensure that E.ON and the Offerer have equal stakes Degussa. In the second phase, the Offerer will acquire from E.ON the number of Degussa shares necessary to bring its stake in Degussa up to 50.1%.

B. The Offerer will finance the acquisition of the Degussa shares partly via the sale to E.ON, for a total purchase price of approximately E.1.9 billion, of all the shares that RAG Aktiengesellschaft, registered in the Commercial Register in Essen, Germany, under Registration No. HRB 1712 (hereinafter referred to a "RAG"), holds directly and indirectly in Ruhrgas Aktiengesellschaft, registered in the Commercial Register in Essen, Germany, under Registration No. HRB 83 (hereinafter referred to as "RUHRGAS"), and in companies that hold Ruhrgas shares. Part of the remainder of the purchase price for the Degussa shares will be financed by a loan of up to E.2 billion granted to RAG Beteiligungs-GmbH, registered in the Commercial Register in Essen, Germany, under Registration No. HRB 5398 (hereinafter referred to as "BG"), by a banking syndicate headed by Deutsche Bank AG and Party No. "3" as per page two of this contract. BG will deposit into the Offerer's reserves the loan funds and the funds that BG receives



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         from selling to E.ON BG's holding in Bergemann GmbH, registered in the
         Commercial Register in Essen, Germany, under Registration No. HRB 5963.

C. To secure the debts owed to the Banks under the Loan Agreement, the Offerer will transfer by way of mortgage to the Securities Manager those Degussa shares which the Offerer acquires using the loan funds.

D. To secure the Banks' claims under the Loan Agreement, BG will pledge to the Banks its right to receive payment of the credit balance in its Account No. [ ] (hereinafter referred to as the "PLEDGED ACCOUNT") held at Deutsche Bank AG, Essen, Germany. The purpose of the credit balance in the Pledged Account is to cover any decrease in the value of the mortgaged Degussa shares and accrued interest. To this end, the credit balance is adjusted monthly. BG has the right to have additional Degussa shares transferred as security to the Securities Manager in lieu of an increase in the credit balance in the Pledged Account.

E. As loan funds are repaid to the banks, the Securities Manager is required to release mortgaged Degussa shares pro rata the loan repayments thus received.

NOW, THEREFORE, in consideration of the above provisions, E.ON and the Banks agree as follows:



1.       DEFINITIONS

In this Option Contract, the words listed hereunder on the left shall have the meanings opposite them on the right unless some other meaning is apparent from the context of this contract:

"Bank working day"         means each day on which financial institutions in
                           Frankfurt/Main, Germany, and Luxembourg are generally open for banking business.



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"Loan Agreement"           means the loan agreement entered into on
                           ___________2002, as mentioned in Paragraph B of the Recital.

"Security Transfer Agreement"
                           means the agreement, entered into by the Offerer and the Securities Manager on ____________ 2002, by whichthe Offerer transfers to the Securities Manager as security for the Banks' claims arising from the Loan Agreement the Degussa shares which the Offerer acquires using the loan funds.

"Realization Event"        refers to the time at which the Banks, in accordance
                           with the Security Transfer Agreement, become entitled to realize the Collateral Shares held by the Securities Manager.

2.       PUT-OPTION GRANTED TO SECURITIES MANAGER

2.1. Offer. E.ON hereby grants to the Securities Manager a put option, pursuant to which E.ON makes the Securities Manager an unconditional and irrevocable offer to buy from the Securities Manager on the terms and conditions set out below all the Degussa shares that the Securities Manager holds as security as at the time when the Banks become entitled to realize them (the "COLLATERAL SHARES"), in accordance with the Security Transfer Agreement and clause 10.2.7 of the Loan Agreement:

         (a) Exercise period. If the Securities Manager wishes to exercise this option and accept E.ON's offer, then it can only do so within three months following the Realization Event.

         (b) Purchase price. The price payable for each Collateral Share shall be calculated in accordance with clause 10.2.3 or clause
                  10.2.4. of the Loan Agreement.

         (c) Exercise. Acceptance of the offer is via written notice issued by the Securities Manager to E.ON. Acceptance can be given only in respect of


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                  all of the Collateral Shares. If, however, the purchase
                  price for the Collateral Shares as calculated in accordance with paragraph (b) above exceeds the value of the debts owed to the Banks as at the time of the Realization Event, then E.ON can require that the Banks accept the offer only to the extent that the purchase price is equal to the debts owed to the Banks.

         (d) Settlement. E.ON shall pay the purchase price within five bank working days following receipt of the Security Manager's notice of acceptance. The Securities Manager shall transfer the Collateral Shares to E.ON as and when E.ON pays the purchase price (delivery-versus-payment settlement).

         (e) Dividends, etc. All such dividend rights and other rights (including subscription rights) attaching to the Collateral Shares that have not yet been extinguished by the time the purchase price is paid shall pass to E.ON.

2.2. E.ON may appoint a third party to make an offer to the Securities Manager on the same terms and conditions. If the Securities Manager accepts this offer, then E.ON shall guarantee that the third party will perform its obligations under the resulting contract of sale.

3.       SPECIAL DUTIES IMPOSED ON THE BANKS AND THE SECURITIES MANAGER

3.1. Once the tender offer has been completed, the Banks must, if requested by E.ON, call the loan if a reason for calling the loan, as defined in clause 14.1 of the Loan Agreement, exists. If requested by E.ON, the Banks shall send to BG the demands and payment requests provided for by clause 14.1 of the Loan Agreement. The Agent shall, in accordance with clause 18.7 of the Loan Agreement, notify E.ON if there is reason to call the loan.

3.2. E.ON shall indemnify the Banks and the Securities Manager against all claims for damages issued by BG as a result of the loan having been called at E.ON's



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         request and in accordance with E.ON's instructions. BG will then be able to enforce these claims directly against E.ON (Section 328(1) of the German Civil Code (BGB)).

3.3. The Banks and the Securities Manager may make amendments to the Security Transfer Agreement and clauses 1.1.3 (Conditions for disbursement of loan funds), 7 (Term), 8.2 (Mandatory unscheduled payments), 10.2 (Duty to provide balance amount), 14 (Termination), and
         18.7 of the Loan Agreement only with E.ON's consent.

3.4. The Banks and the Securities Manager may release Collateral Shares to the Offerer only if they are required to do so by the Security Transfer Agreement or if they have obtained E.ON's prior consent to the release.

4.       E.ON'S RIGHT OF FIRST REFUSAL

         If the Securities Manager does not accept the offer defined in clause 2 hereof and proceeds to sell the Collateral Shares to one or more third parties, then E.ON has a right of first refusal on each contract of sale pursuant to Sections 463 ff. of the German Civil Code (BGB).

5.       E.ON'S CALL OPTION

5.1. The Banks hereby grant to E.ON a call option, pursuant to which they make E.ON an offer to transfer to E.ON all their rights and obligations under the Loan Agreement and the Security Contracts against payment by E.ON to the Agent of a purchase price equal to the total of all outstanding debts owed at that time to the Banks on the basis of the Loan Agreement, irrespective of their due date.




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5.2.     E.ON may accept this offer at any time by giving the Securities Manager at least five bank working days' notice in writing, effective at the end of a loan interest period.

6.       DUTIES TO PROVIDE INFORMATION AND OTHER OBLIGATIONS

6.1. On the sixth bank working day of each month the Securities Manager shall provide E.ON with a statement of the balance of the Pledged Account, including a calculation of the amount.

6.2. E.ON shall furnish the Securities Manager with copies of its published annual reports, quarterly reports and annual financial statements as soon as these are available.

6.3. E.ON shall provide the bank with an extract from its register of authorized signatories before tranche A under the Loan Agreement is drawn.

7.       COSTS

         E.ON shall pay any costs associated with this offer and its acceptance plus any asset-transfer taxes.

8.       TRANSFERS OF THE BANKS' RIGHTS AND OBLIGATIONS

         The Banks may transfer to a third party their rights and obligations under the Loan Agreement and the Security Transfer Agreement only if said third party at the same time also assumes the transferring bank's rights and obligations under this Option Contract by written declaration to E.ON. All parties to this Option Contract apart from the Securities Manager hereby authorize the Securities Manager to consent on their behalf to this transfer and assumption of contractual



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         rights and obligations. To this end, the Securities Manager is exempt from the restrictions imposed by Section 181 of the German Civil Code
         (BGB).

9.       NOTIFICATIONS

         All notifications relating to this Option Contract shall be in writing. To this end, the Banks hereby appoint the Securities Manager as their common authorized receiving agent. Notifications must be delivered in person, or sent via mail or fax either to the addresses listed below or to such alternative addresses as the Parties subsequently indicate by written notice:

         E.ON:                     - Rechtsbereich -
                                   E.ON-Platz 1
                                   40479 Dusseldorf, Germany
                                   Fax:     +49-211-[45 79 588]

         The Securities Manager:   Deutsche Bank Luxembourg S.A. - International
                                   Loans and Agency Services -
                                   2, Boulevard Konrad Adenauer
                                   L-1115 Luxembourg
                                   Fax:     +352-4 21 22-287

10.      FINAL PROVISIONS

10.1. If any provision of this Option Contract should be or become invalid or unenforceable, then it shall be severed and the remaining provisions shall remain valid and enforceable. The parties shall cure any invalid or unenforceable provision by substituting in its place a valid and enforceable provision which as nearly as possible approximates the spirit and intent underlying the invalid or unenforceable provision. The same shall apply mutatis mutandis in respect of gaps in this Option Contract.



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10.2.    Any amendments or additions to this Option Contract--including amendments and changes to this clause--must be in writing

10.3. This Option Contract is governed by the laws of the Federal Republic of Germany. The non-exclusive legal venue is Dusseldorf, Germany.



For E.ON AG:

Done at_____________, on this day________________ 2002


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(Name)


For DEUTSCHE BANK LUXEMBOURG S.A.:

Done at_____________, on this day________________ 2002


-------------------------------------
(Name)


For MORGAN STANLEY SENIOR FUNDING, INC.:

Done at_____________, on this day________________ 2002


-------------------------------------
(Name)


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